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WORLDTALK COMMUNICATIONS CORPORATION                                EXHIBIT 11.1
Computation of Net Income (Loss)Per Share
(in thousands, except per share amounts)
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
                                                                   THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                        JUNE 30,                    JUNE 30,
                                                                    1997           1996         1997         1996
                                                                    ----           ----         ----         ----
Net loss                                                           $(2,636)      $ (326)      $(4,534)      $ (905)


Weighted average common shares outstanding                          10,375        3,404        10,359        2,486
Preferred stock, on an "as if converted basis" using the
exchange rate in effect at the initial public offering date
                                                                        --        6,025            --        6,025
                                                                   -------       ------       -------       ------
Number of common shares and common share equivalents used
in computation                                                      10,375        9,429        10,359        8,511
                                                                   =======       ======       =======       ======
Net loss per share                                                 $ (0.25)      $(0.03)       $(0.44)      $(0.11)
                                                                   =======       ======        ======       ======


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